Exhibit 1

To the Holders of:
CAST Step-Up Trust for General Electric Capital Corporation Notes
Monthly-Pay Step-Up Class A Certificates   *CUSIP: 148356 AA6
 Class B Certificates
*CUSIP: 148356 AB4

U.S. Bank Trust National Association, as Trustee for the CAST Step-Up Trust for General Electric Capital Corporation Notes (the "Trust"), hereby gives notice with respect to the Scheduled Distribution Date of August 15, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

             Class      Principal          Interest         Total Distribution
             A          $  0.000000        $   2.708333     $  2.708333
             B          $  0.000000        $   0.000000     $  0.000000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Class A Certificates bear interest at the rate of 3.25% and the Class B Certificates bear interest at a rate of 2.75% during the period ending on the Distribution Date .

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

5.   $51,000,000   aggregate   principal  amount  of  General  Electric  Capital
     Corporation 6% Global Medium-Term Notes, Series A due June 15, 2012 (the "Term Assets") are held for the above trust.

6.   At the  close  of  business  on  the  Distribution  Date,  51,000  Class  A
     Certificates representing $51,000,000 aggregate Certificate Principal Balance and $51,000,000 aggregate Notional Amount of Class B Certificates were outstanding.

7. The Notional Amount of the ISDA Master Agreement , the Schedule thereto and the Confirmation thereto each dated March 7, 2003 between the Trust and Citigroup Global Markets Limited ( f/k/a Salomon Brothers International Limited) (collectively the "Swap"), is $51,000,000. Payment of the obligations of Citigroup Global Markets Limited under the Swap is guaranteed by Citigroup Global Markets Holdings Inc. (f/k/a Salomon Smith Barney Holdings Inc.) under a Guarantee Agreement dated March 7, 2003.

8. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.